UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 2, 2004

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3802 Corporex Park Drive

Tampa, Florida 33619

(Address of principal executive offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits

Exhibit No.	Document

99.1	Press Release dated February 2, 2004.

Item 9.	Regulation FD Disclosure.

On February 2, 2004, Quality Distribution, Inc. (the “Company”) issued a press release announcing that it had discovered irregularities at Power Purchasing, Inc. (“PPI”), a non-core subsidiary. PPI primarily assists independent contractors in obtaining various lines of insurance for which PPI derives fees as an insurance broker. The Company said that its investigation to date indicates that the irregularities resulted from unauthorized actions by PPI’s former manager. The Company stated in the press release that the results of the investigation conducted to date also indicate various accounting irregularities at PPI, all related to the activities of the same former manager.

In addition, the Company announced guidance for its expected 2004 revenue growth (before fuel charges) and diluted earnings per share. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 12.	Results of Operations and Financial Condition.

In addition, the same press release issued by the Company on February 2, 2004 announced that the accounting and insurance issues will result in a restatement in the Company’s unaudited financial statements for the nine months ended September 30, 2003 and its audited financial statements for the years ended December 31, 2002 and 2001. The Company stated in the press release that the total reduction to operating income is expected to be approximately $10 million for the time period prior to 2003 and approximately $6 million for the nine months ended September 30, 2003. The Company also announced certain information regarding financial results for the fourth quarter ended December 31, 2003. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

The information in this Form 8-K, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC. (Registrant)

Dated: February 2, 2004	By:	/s/ Samuel M. Hensley
		Name:	Samuel M. Hensley
		Title:	Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Press Release dated February 2, 2004.

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